EXHIBIT 21
                  SUBSIDIARIES OF THE REGISTRANT


     Tormin Sociedad Anonima

     Dinelcor Sociedad Anonima*

     Alfastar Sociedad Anonima*


     * Each of these entities is a wholly-owned subsidiary of Tormin Sociedad Anonima, which is a wholly-owned subsidiary of the Registrant.